Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE August 21, 2013

ACME UNITED CORPORATION RECEIVES MORTGAGE REPAYMENT

FAIRFIELD, CONN. – August 21, 2013 – Acme United Corporation (NYSE MKT:ACU) today announced that it has received $1.74 million from the repayment of the mortgage from the purchaser of its former manufacturing site in Bridgeport, CT. The proceeds will be used to reduce debt.

In 2008, Acme United sold the property to B&E Juices, Inc. for $2.5 million, and provided seller financing of $2.0 million. It also undertook the obligation for environmental remediation in accordance with State of Connecticut statutes.

Walter C. Johnsen, Chairman and CEO said, “The receipt of the mortgage proceeds represents another step in the wind down of our activities with the former site. We have completed remediation, filed a land use restriction, and now have received full payment from the sale. We plan to continue monitoring for two years, and then file the appropriate paperwork for completion of the project.”

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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